Exhibit 10.19

RELEASE AND TERMINATION OF LIMITED GUARANTY AGREEMENT

This Release and Termination of Limited Guaranty Agreement (“Release”) dated as of January 2, 2008 is made by and among D & E COMMUNICATIONS, INC. (“D&E”), a Pennsylvania corporation, and CONESTOGA ENTERPRISES, INC. (“CEI”), a Pennsylvania corporation, each with offices in Ephrata, Lancaster County, Pennsylvania (hereinafter jointly referred to as “Guarantors”)

AND

CROWN CASTLE USA INC. (“Crown Castle”), a Pennsylvania corporation, with offices in Canonsburg, Pennsylvania, and CROWN CASTLE MU LLC (f/k/a MOUNTAIN UNION TELECOM, LLC) (“Mountain Union”), a Delaware limited liability company, with offices located in Canonsburg, Pennsylvania (hereinafter jointly referred to as “Obligees”).

Background

A. On June 29, 2001, Mountain Union, CEI and CEI’s wholly owned subsidiaries, Conestoga Wireless Company (“CWC”), Conestoga Telephone and Telegraph Company (“CTT”), and Conestoga Mobile Systems, Inc. (“CMS”), closed on the transaction contemplated under that certain Asset Acquisition Agreement, dated as of March 15, 2001 (the “AAA”), pursuant to which, among other things, Mountain Union purchased existing communications sites from CWC;

B. At closing under the AAA, Mountain Union and CWC entered into a certain Master License Agreement, dated June 29, 2001 (the “Master License Agreement”), whereby CWC licensed space on all of the sites transferred to Mountain Union;

C. At closing under the AAA, Mountain Union, CEI and CWC entered into a certain Build-to-Suit Agreement, dated June 29, 2001 (the “Build-to-Suit Agreement”), under which from time to time Mountain Union and CWC were to enter into certain Site License Agreements (the “Site License Agreements”) covering communications towers to be constructed by Mountain union under the Build-to-Suit Agreement;

D. At closing under the AAA, CEI made and executed a Limited Guaranty Agreement, dated June 29, 2001, (the “Limited Guaranty Agreement”) in favor of Mountain Union to guaranty certain liabilities of CWC under the Master License Agreement and the Site License Agreements, a copy of which Limited Guaranty Agreement is attached hereto as Exhibit “A”;

E. D&E acquired CEI in May 2002;

F. A wholly-owned subsidiary of Crown Castle acquired Mountain Union (including all rights under the Limited Guaranty Agreement) , on July 1, 2006, such that Mountain Union is now a wholly-owned indirect subsidiary of Crown Castle;

G. The parties have agreed in principal to extend the lease for the Crown Castle Site #839284/ Harleton (the “Harleton Site Lease Extension Agreement”); and

H. Obligee has agreed to terminate the Limited Guaranty Agreement and release Guarantor from all obligations and liability thereunder as of January 2, 2008 (the “Effective Date”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Certain definitions applicable to this Release contained in the Background Section hereof or based on the Limited Guaranty Agreement are as follows:

(a) CWC, Master License Agreement, Site License Agreements, Limited Guaranty Agreement, Harleton Site Agreement and Effective Date are defined as set forth in subsections A, B, C, D, G and H, respectively, of the Background section hereof.

(b) CWC Liabilities. All present and future liabilities and obligations of CWC to Mountain Union under the Master License Agreement and under each of the Site License Agreements.

(c) Guarantors’ Liabilities. All present and future liabilities and obligations of the Guarantors, or either of them, to Obligees, or either of them, under the Guaranty.

(d) Guaranty. The Limited Guaranty Agreement, and any amendments thereto.

2. Release. In consideration of the Harleton Site Lease Extension Agreement and for other valuable consideration, intending to be legally bound, Obligees for themselves, their respective successors and assigns, their respective predecessors and successors in title and interest and any other person or entity asserting any claims by, through or under any of them, jointly and severally, hereby fully and forever release, remise, waive and forever discharge Guarantors, their respective subsidiaries, affiliates, past and present officers, directors, partners, attorneys, employees, agents, heirs, administrators, executors and their and each of their assigns and their respective predecessors and successors in interest, from any and all claims, counterclaims, demands, damages, contributions, encroachments, trespasses, indemnities, actions, causes of action, suits, rights to sue, agreements, covenants, debts, dues, contracts and or judgments of any kind or nature that Obligees, or either of them, had, have or may have against Guarantors, or either of them, from the beginning of the world to the date of this Release, relating to, arising out of, or in any way pertaining to the Limited Guaranty Agreement, including, but not limited to, Guarantors’ Liabilities and the CWC Liabilities, whether now known or unknown, anticipated or unanticipated, suspected and unsuspected, accrued or not accrued, which Obligees, or either of them, have, ever had, or may, shall or can have against Guarantors, or either of them, at any time and in any way.

3. Termination. The Limited Guaranty Agreement is hereby terminated as of the Effective Date.

4. Entire Agreement. This Agreement contains the entire agreement between the parties regarding the Release.

5. Governing Law. This Agreement shall be deemed to have been made in the Commonwealth of Pennsylvania and shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have set their hands and seal the day and year first above written.

D & E COMMUNICATIONS, INC., a Pennsylvania corporation

By:	/s/ Albert H. Kramer
Albert H. Kramer Senior Vice President, Operations

CONESTOGA ENTERPRISES, INC., a Pennsylvania corporation

By:	/s/ Albert H. Kramer
Albert H. Kramer Vice President, Asst Sec./Treas.

CROWN CASTLE USA INC., a Pennsylvania corporation

By:	/s/ Pat Slowey
Pat Slowey Senior Vice President, Sales & Customer Relationships

CROWN CASTLE MU LLC (f/k/a MOUNTAIN UNION TELECOM, LLC), a Delaware limited liability company

By:	/s/ Pat Slowey
Pat Slowey Senior Vice President, Sales & Customer Relationships